[FHLBank Atlanta logo]

News Release

May 11, 2010

FOR IMMEDIATE RELEASE

CONTACT: Christopher McEntee

Federal Home Loan Bank of Atlanta

cmcentee@fhlbatl.com

(404) 888-8158

Federal Home Loan Bank of Atlanta Declares First Quarter 2010 Dividend

ATLANTA, May 11, 2010 - The Board of Directors of Federal Home Loan Bank of Atlanta (the Bank) has approved an annualized dividend rate for the first quarter of 2010 of 0.26 percent.

The dividend rate is equal to average three-month LIBOR for the period of Jan. 1, 2010 to March 31, 2010, and is applicable to capital stock held during that period. The dividend will be credited to members' daily investment accounts at the close of business on May 18, 2010. The Bank will continue to evaluate whether it will repurchase excess capital stock held during first quarter 2010.

If you have questions, please contact FHLBank Atlanta's Funding Desk at 1.800.536.9650, ext. 8011.

About FHLBank Atlanta
FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help approximately 1,200 member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, and insurance companies headquartered in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 12 district banks in the Federal Home Loan Bank System which since 1990 has contributed more than $3.6 billion to the Affordable Housing Program.

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